Form N-SAR, Sub-Item 77C
Submission of matters to a vote of
security holders

Nuveen Quality Preferred Income
Fund 3
333-100761
811-21242

A special meeting of the shareholders
of the Nuveen Quality Preferred
Income Fund 3 was held on July 26,
2005.

The purpose of the meeting was to
approve
a new investment management
agreement and a new sub-advisory
agreement:

Approval of the new investment
management agreement was reached
as follows:

The number of shares voted in the
affirmative:
22,591,613 and
the number of negative votes:
159,700

Approval of the new sub-advisory
agreement between Nuveen Asset
Management and Spectrum Asset
Management, Inc was reached as
follows:

The number of shares voted in the
affirmative:
22,575,897 and
the number of negative votes:
173,069


Proxy materials are herein
incorporated by reference
to the SEC filing on June 20, 2005,
under
Conformed Submission Type DEF
14A, accession
number 0000950137-05-007503.